Exhibit 99.1
GMX Resources Inc.
Balance Sheet

ASSETS	December 31, 2013
CURRENT ASSETS:
Cash and cash equivalents	$2,881,908
Short term investments	—
Accounts receivable - interest owners	378,695
Accounts receivable - oil and natural gas revenues	4,421,858
Accounts receivable - intercompany	24,583,148
Inventories	64,036
Prepaid expenses and deposits	2,236,016
Assets held for sale	409,228
Total current assets	34,974,889

OIL AND NATURAL GAS PROPERTIES, BASED ON THE FULL COST METHOD
Properties being amortized	712,390,605
Properties not subject to amortization	142,637,389
Less accumulated depreciation, depletion and impairment	(615,904,785)
239,123,209

PROPERTY AND EQUIPMENT, AT COST, NET	10,922,454
DERIVATIVE INSTRUMENTS	—
OTHER ASSETS	8,574,011
INVESTMENT IN SUB/INTERCOMPANY	26,979,165
TOTAL ASSETS	$320,573,728

LIABILITIES AND SHAREHOLDERS' EQUITY	December 31, 2013
CURRENT LIABILITIES
Accounts payable	$21,198,608
Accounts payable - intercompany	15,151,203
Other accrued expenses	13,511,773
Accrued interest	47,257,668
Revenue distribution payable	2,210,076
Short-term derivative instruments	—
Current maturities of long-term debt	20,025,750
Total current liabilities	119,355,078

LONG-TERM DEBT, LESS CURRENT MATURITIES	413,011,993
OTHER LIABILITIES	2,245,066

SHAREHOLDERS' EQUITY
9.25% Series B Cumulative Preferred Stock	3,177
Common Stock	98,062
Additional paid-in capital	719,117,978
Retained earnings (Accumulated deficit)	(933,257,626)
Accumulated other comprehensive income, net of taxes	—
Total GMX shareholders' equity	(214,038,409)
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$320,573,728

Diamond Blue Drilling Company

ASSETS	December 31, 2013
CURRENT ASSETS:
Cash and cash equivalents	$10,613
Accounts receivable - intercompany	11,734,954
Total current assets	11,745,567

PROPERTY AND EQUIPMENT, AT COST, NET	163,516

TOTAL ASSETS	$11,909,083

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$85
Other accrued expenses	945
Total current liabilities	1,030

Shareholders' equity	11,908,053

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$11,909,083

Endeavor Pipeline Inc.

ASSETS
December 31, 2013
CURRENT ASSETS:
Cash and cash equivalents	$2,327,657
Accounts receivable - other	52,673
Accounts receivable - oil and natural gas revenues	3,839,254
Accounts receivable - intercompany	2,229,867
Prepaid expenses and deposits	27,603
Total current assets	8,477,054

PROPERTY AND EQUIPMENT, AT COST, NET	3,677,901

TOTAL ASSETS	$12,154,955

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable - intercompany	$29,752,646
Other accrued expenses	1,385,830
Total current liabilities	31,138,476

Shareholders' equity	(18,983,521)

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$12,154,955